Exhibit 99.3

Energy Focus Completes $5.9 million Convertible Debt Financing

SOLON, Ohio, July 2, 2013 -- Energy Focus, Inc. (OTCQB: EFOI) today announced the Company has completed the convertible debt financing it embarked upon March 12, 2013. The financing has been completed at $5.9 million, $1.1 million over an original target of $4.8 million. The financing consists of unsecured, subordinated, convertible promissory notes that mature on December 31, 2016, have a five percent annual interest rate, and are convertible into common stock of the Company at the rate of $0.23 per share. The proceeds will be used to finance the Company’s operations and fund growth.

“We are extremely encouraged by and grateful for the support to the company and to its vision to be the leader in the rapidly emerging LED lighting retrofit market from both the existing and new, strategic investors who participated in the financing,” said James Tu, Energy Focus, Inc.’s Executive Chairman. “With this financing and our existing credit facility we are positioned to meet our growing working capital needs for 2013 and to strengthen our operating infrastructure for our rapid expansion plan ahead,” added Mr. Tu.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media Contact:

Energy Focus, Inc.

Public Relations Office

(440) 715-1295

pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824

btanous@cleantech-ir.com